AMENDMENT

   Amendment, dated as of October 17, 1994 ("Amendment"), by and among First Fidelity Bancorporation (the "Acquiror"), Annabel Lee Corporation (the "Merger Sub") and Baltimore Bancorp (the "Company"), to the Agreement and Plan of Merger, dated as of 21st day of March, 1994 (the "Plan"), by and among the Acquiror, Merger Sub and the Company.

                                   RECITALS:

   A. Primary Purpose. The Acquiror, the Merger Sub and the Company desire to amend the Plan pursuant to Section 8.3 thereof (which specifically permits an amendment to the structure of the transaction) primarily to provide as an alternative to the Thrift Merger and related transactions as a condition precedent to the Merger, that, under the circumstances set forth herein, the Company Bank be merged with and into First Fidelity Bank, National Association, an indirect wholly-owned subsidiary of the Acquiror ("FFB-NA"), with FFB-NA as the surviving bank.

   B. Additional Purposes. The parties also desire to make certain additional amendments to the Plan pursuant to Section 8.3 thereof relating to the Effective Time and consummation of the transactions contemplated by the Plan.

   C. Intention of the Parties. It is the intention of the parties to this Amendment that, if the alternative referred to in Recital A is utilized, immediately prior to the Effective Time and as a result of the merger referred to above the Company will cease to be a bank holding company under the BHC Act and immediately after such merger the Merger will be effected.

   D. Board Approvals. The respective Boards of Directors of the Acquiror, Merger Sub and the Company have duly approved this Amendment and have duly authorized its execution and delivery.

   NOW, THEREFORE, in consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Amendment as follows:

   Section 1. Bank Merger. The Acquiror shall have the right, subject to the conditions set forth herein, to elect between the Thrift Merger (and related transactions described in Section 1.5 of the Plan) and the Bank Merger (and related transactions described below) to precede the Merger upon written notice to the Company prior to the Effective Date; provided that such an election would not cause the Effective Date to occur after the later of January 6, 1995 or the date on which the Thrift Merger could otherwise be consummated. Following the delivery of such notice and prior to the Effective Time, the Acquiror and the Company shall use their respective best efforts to take all action necessary and appropriate to cause, at the Effective Time and prior to the Merger, the Company Bank to be merged with and into FFB-NA under the charter and title of the latter and pursuant to the terms and conditions of the Agreement to Merge set forth in Annex 1 to this Amendment (the "Bank Merger"), including causing their respective subsidiaries, FFB-NA and the Company Bank, to enter into the Agreement to Merge. The obligations of the Acquiror and the Company to cause FFB-NA and the Company Bank, respectively, to effect the Bank Merger are subject to FFB-NA's ability to relocate its main office from Salem, New Jersey to Elkton, Maryland (the "Main Office Relocation") prior to the Effective Time. The parties agree that, in addition to the regulatory approvals set forth in Section 5.1(b) of the Plan, the Bank Merger and related transactions will require the prior approval of the Office of the Comptroller of the Currency ("OCC"). In order to elect the Bank Merger, the Acquiror shall cause the Company to be provided with reasonable assurances as to the legality of the Bank Merger. If the Acquiror elects the Bank Merger and for any reason the Bank Merger is not consummated, the parties shall be obligated to proceed to consummate the Thrift Merger, the Merger and related transactions as if such election had not been made by the Acquiror. If requested by the Acquiror in writing prior to the Effective Date in connection with the Bank Merger, the Company agrees to use its best efforts to divest, on the basis specified in such request by the Acquiror, any Subsidiary of the Company, other than the Company Bank, or the assets of any such Subsidiary. Upon consummation of such divestiture, any references in the Plan to any such Subsidiary or assets shall be deemed to be amended to no longer refer to any such Subsidiary or assets. In the event that the Merger is not consummated for any reason, the Acquiror agrees to indemnify the Company fully for all Costs (as defined in Section 4.7 of the Plan) incurred in connection with such divestiture. The Acquiror represents and warrants to the Company that the value of the shares of capital stock of FFB-NA (as set forth in Annex 1 to this Amendment) to be received by the Company in the Bank Merger is not less than the Merger Consideration, which representation and warranty shall survive the Bank Merger but not the Effective Time of the Merger. The Acquiror agrees promptly to indemnify the Company fully for all Costs (as defined in Section 4.7 of the Plan) incurred in the event that the Merger is not consummated immediately following the Bank Merger so that the Company would be in the same position financially as if the Merger had then occurred. If the Acquiror elects the Bank Merger, the Company agrees to provide a signed agreement as to limitations on disposition of such shares of capital stock of FFB-NA that will comply with 12 C.F.R. 16.5(e), which agreement shall not reduce the Acquiror's obligation to indemnify as referenced in the previous sentence.

   Section 2. The first sentence of Section 1.6 of the Plan is hereby amended in its entirety to read as follows:

      Acquiror intends to invite the directors of the Company Bank serving on the Effective Date and prior to the Thrift Merger or the Bank Merger, as applicable, to become either (i) directors of the FSB (or any successor thereto) subsequent to the Thrift Merger, or (ii) regional advisory directors of FFB-NA subsequent to the Bank Merger, in either case, for a period of not less than two years, with such directors or advisory directors to be compensated at not less than the annual retainer and meeting attendance fees paid to non-employee directors of the Company Bank on the date of the Plan.

      Section 3. Section 5.2(d) of the Plan is hereby amended in its entirety to read as follows:

      (d) Either (i) the Thrift Merger shall have occurred, the Company shall no longer be a bank holding company for purposes of the BHC Act and the Company shall have become a savings and loan holding company under the Home Owners' Loan Act of 1933, as amended ("HOLA"); or (ii) the Main Office Relocation and Bank Merger shall have occurred and the Company shall no longer be a bank holding company for the purposes of the BHC Act.

   Section 4. The definition of "Material  Adverse Effect"  contained in Section
8.1 of the Plan is hereby amended in its entirety to read as follows:

      "Material Adverse Effect", with respect to a person, means any condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (A) the financial condition, properties, business or results of operations of such person and its subsidiaries, taken as a whole, (other than as a result of (i) changes in laws or regulations or accounting rules of general applicability or interpretations thereof, (ii) decreases in capital under Financial Accounting Standards No. 115 attributable to general increases in interest rates, (iii) any reclassification of loans, write downs of real estate owned, loan loss reserves, or divestiture of assets taken pursuant to a specific written request of Acquiror, which Company agrees to comply with, or (iv) the Bank Merger, if the Acquiror makes the election to effect the Bank Merger), or (B) the ability of such person to perform its obligations under, and to consummate the transactions contemplated by, this Plan and, in the case of the Company, the Option Agreement.

   Section 5. Section 5.2 (a) of the Plan is amended to read as follows:

      (a) The Company's independent certified public accountants shall have issued a review report within 15 business days after the date of the mailing of the Proxy Statement to the Company's shareholders on the interim financial statements of the Company.

   Section 6. Notwithstanding Section 2.2(b) of the Plan, if the Effective Time occurs subsequent to November 16, 1994 (the Company's regular dividend declaration date for its 1994 fourth quarter dividend), the Company may declare its regular quarterly cash dividend for such quarter at the rate of $0.05 per share and select record and payment dates prior to the Effective Time even though such record and payment dates would be earlier than the record and payment dates the Company would otherwise use for its 1994 fourth quarter dividend.

   Section 7. If the Effective Time occurs prior to January 3, 1995, Acquiror agrees not to terminate the employment or reduce the compensation of any of the senior management employees of the Company referred to in Section 4.3(d) of the Plan prior to January 3, 1995 and to retain the chief executive officer of the Company as a consultant for three months after January 3, 1995 at his current base compensation.

   Section 8. Except as amended as provided for herein, the Plan shall remain unchanged and in full force and effect and this Amendment shall be considered a part thereof.

   Section 9. Terms used in this Amendment that are not defined herein shall have the meanings assigned to them in the Plan.


   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.



                                          FIRST FIDELITY BANCORPORATION

                                           By: /s/ James L. Mitchell
                                              ----------------------------
                                              James L. Mitchell
                                              Executive Vice President, General
                                              Counsel and Secretary


                                           ANNABEL LEE CORPORATION
                                           By: /s/ James L. Mitchell
                                              ----------------------------
                                              James L. Mitchell
                                              President


                                           BALTIMORE BANCORP
                                           By: /s/ Edwin F. Hale, Sr.
                                              ----------------------------
                                               Edwin F. Hale, Sr.
                                               Chairman and Chief Executive
                                                 Officer

                                                                        ANNEX 1
                               AGREEMENT TO MERGE
                                    between
                  FIRST FIDELITY BANK, NATIONAL ASSOCIATION
                                      and
                             THE BANK OF BALTIMORE
                              under the charter of
                  FIRST FIDELITY BANK, NATIONAL ASSOCIATION
                               under the title of
                  FIRST FIDELITY BANK, NATIONAL ASSOCIATION

   This AGREEMENT made between First Fidelity Bank, National Association (hereinafter referred to as "FFB-NA"), a banking association organized under the laws of the United States, being located at 175 West Broadway, Salem Township, County of Salem, in the State of New Jersey, but with an application pending to relocate its main office to 202A South Bridge Street, Elkton, County of Cecil, in the State of Maryland, with a capital, of $430,000,000, divided into 21,500,000 shares of common stock, each of $20.00 par value, surplus of $985,034,000 and undivided profits, including capital reserves and net unrealized losses on available-for-sale securities of $1,110,207,000 as of June 30, 1994, and The Bank of Baltimore, a bank organized under the laws of the State of Maryland, being located at 120 East Baltimore Street, City of
Baltimore, County of Baltimore, in the State of Maryland, with a capital of $23,604,480, divided into 2,360,448 shares of common stock, each of $10.00 par value, surplus of $102,971,000 and undivided profits, including capital reserves and net unrealized losses on available-for-sale securities of $26,080,000 as of June 30, 1994, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 USC 215a), witnesseth as follows:

                                   Section 1.

   The Bank of Baltimore shall be merged with and into FFB-NA under the title and charter of the latter. The foregoing merger shall be subject to all the terms and conditions set forth in the Agreement and Plan of Merger, dated as of the 21st day of March, 1994, as amended (the "Merger Agreement"), by and among First Fidelity Bancorporation, Annabel Lee Corporation and Baltimore Bancorp, which is incorporated herein by reference and made a part hereof.

                                   Section 2.

   The name of the receiving association (hereinafter referred to as the "association") shall be First Fidelity Bank, National Association.

                                   Section 3.

   The business of the association shall be that of a national banking association. This business shall be conducted by the association at its main office as then located and at its legally established branches in operation, including all the branches and the main office of The Bank of Baltimore immediately prior to the merger, on the date of the consummation of the merger.

                                   Section 4.

   The amount of outstanding capital stock of the association shall be $452,156,000, divided into 22,607,781 shares of common stock, each of $20.00 par value, and 160,540 shares of Non-Cumulative Preferred Stock, each of $1.00 par value, and at the time the merger shall become effective, the association shall have a surplus of $1,150,436,000, and undivided profits, including capital reserves and net unrealized losses on available-for-sale securities of $1,110,207,000, which when combined with the capital surplus will be equal to the combined capital structures of the merging banks as stated in the preamble of this agreement, adjusted, however, for normal earnings, expenses, dividends and pending acquisitions (including a related capital reduction of FFB-NA), between June 30, 1994 and the effective time of the merger.

                                   Section 5.

   All assets as they exist at the effective time of the merger shall pass to and vest in the association without any conveyance or other transfer. The association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of a trust department, of each of the merging banks existing as of the effective time of the merger. The Chief Executive Officer of FFB-NA shall have satisfied himself that the statement of condition of each bank as of June 30, 1994 fairly presents its financial condition and since such date there has been no material change in the financial condition or business of either bank.

                                   Section 6.

   The Bank of Baltimore shall contribute to the association acceptable assets having a book value, over and above its liabilities to its creditors, of at least $____________ adjusted, however, for normal earnings and expenses between June 30, 1994, and the effective time of the merger, and for allowances of cash payments, if any, permitted under this agreement.

   At the effective time of the merger, FFB-NA shall have on hand acceptable assets having a book value of at least $_____________ over and above its liabilities to its creditors, adjusted, however, for normal earnings and expenses between June 30, 1994, and the effective time of the merger, and for allowances of cash payments, if any, permitted under this agreement.

                                   Section 7.

   Of the capital stock of the association, the presently outstanding 21,500,000 shares of common stock of FFB-NA, each of $20.00 par value, shall remain outstanding as 21,500,000 shares of common stock of the association, and the holder(s) of them shall retain their present rights, and the shareholder of The Bank of Baltimore, in exchange for the excess acceptable assets contributed by The Bank of Baltimore to the association, shall be entitled to receive a total of 1,107,781 shares of the common stock of the association, each of $20.00 par value, and a total of 160,540 shares of the Non-Cumulative Preferred Stock of the association, each of $1.00 par value, the terms of which are set forth in Exhibit "A" hereto. All outstanding shares of common stock of The Bank of Baltimore, each of $10.00 par value, will be canceled.

                                   Section 8.

   The present board of directors of FFB-NA shall continue to serve as the board of directors of the association until the next annual meeting or until such time as their successors have been elected and have qualified.

                                   Section 9.

   Effective as of the time this merger shall become effective as specified in the merger approval to be issued by the Comptroller of the Currency, the articles of association of the merged bank shall read in their entirety as provided in Exhibit "A" hereto.

                                  Section 10.

   This agreement shall terminate  automatically  at the earlier of such time as
(i) the Merger Agreement is terminated or (ii) the Thrift Merger referred to in the Merger Agreement is consummated.

                                  Section 11.

   This agreement shall be ratified and confirmed by the affirmative vote of shareholders of each of the merging banks owning at least two-thirds of its capital stock outstanding, at a meeting to be held on the call of the directors or, to the extent permitted by law, by a written consent; and the merger shall become effective at the time specified in a merger approval to be issued by the Comptroller of the Currency of the United States. This agreement may be executed in counterparts, but shall constitute only one agreement.

   WITNESS, the signatures and seals of the said merging banks as of this _________ day of ___________________, 1994, each set by its chief executive officer, president or vice president and attested to by its secretary, pursuant to a resolution of its board of directors, acting by a majority.

Attest:                                      First Fidelity Bank,
                                             National Association


                                             By:____________________________
                                                Wolfgang Schoellkopf
                                                Vice Chairman and
                                                  Chief Financial Officer


_____________________________
         Secretary

(Seal of Bank)


Attest:                                      The Bank of Baltimore


                                             By: ________________________
                                                 Name:
                                                 Title:


_____________________________
         Secretary

(Seal of Bank)

STATE OF __________________________)
COUNTY OF__________________________) ss:


   On this ___________________________ day of_________________, 1994, before me, a notary public for this state and county, personally came ______________________________, as president, and _______________________ as secretary, of _______________________, and each in his/her capacity acknowledged this instrument to be the act and deed of the association and the seal affixed to it to be its seal.

   WITNESS my official seal and signature this day and year.


                                  ____________________________________________

(Seal of Notary)                  Notary Public, ______________________ County.

                                  My commission expires_______________________


STATE OF __________________________)
COUNTY OF__________________________) ss:


   On this ___________________________ day of_________________, 1994, before me, a notary public for this state and county, personally came ______________________________, as president, and _______________________ as secretary, of _______________________, and each in his/her capacity acknowledged this instrument to be the act and deed of the association and the seal affixed to it to be its seal.

   WITNESS my official seal and signature this day and year.

                                  ____________________________________________

(Seal of Notary)                  Notary Public, ______________________ County.

                                  My commission expires_______________________

                                                                       EXHIBIT A

                  FIRST FIDELITY BANK, NATIONAL ASSOCIATION
                            ARTICLES OF ASSOCIATION
                                   (proposed)

   For purposes of organizing an Association to carry on the business of banking under the laws of the United States, the undersigned do enter into the following Articles of Association:

   FIRST. The title of this Association shall be First Fidelity Bank, National Association.

   SECOND. The Main Office of the Association shall be in Elkton, County of Cecil, State of Maryland. The general business of the Association shall be conducted at its main office and its branches.

   THIRD. The Board of Directors of this Association shall consist of not less than five nor more than twenty-five persons, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Each Director, during the full term of his directorship, shall own a minimum of (a) $1,000 par value of stock of this Association or (b) preferred or common stock of First Fidelity Bancorporation having (i) aggregate par value equal to or greater than $1,000, (ii) aggregate shareholders' equity equal to or greater than $1,000 or (iii) aggregate fair market value equal to or greater than $1,000. Any vacancy in the Board of Directors may be filled by action of the Board of Directors.

   FOURTH. There shall be an annual meeting of the shareholders the purpose of which shall be the election of Directors and the transaction of whatever other business may be brought before said meeting. It shall be held at the main office or other convenient place as the Board of Directors may designate, on the day of each year specified therefor in the By-laws, but if no election is held on that day, it may be held on any subsequent day according to such lawful rules as may be presented by the Board of Directors.

   FIFTH. (A) General.  The amount of capital stock of this Association shall be
(i) 25,000,000 shares of common stock of the par value of twenty dollars ($20.00) each (the "Common Stock") and (ii) 160,540 shares of preferred stock of the par value of one dollar ($1.00) each (the "Non-Cumulative Preferred Stock"), having the rights, privileges and preferences set forth below, but said capital stock may be increased or decreased from time to time in accordance with the provisions of the laws of the United States.

   (B) Terms of the Non-Cumulative Preferred Stock.

   1. General. Each share of Non-Cumulative Preferred Stock shall be identical in all respects with the other shares of Non-Cumulative Preferred Stock. The authorized number of shares of Non-Cumulative Preferred Stock may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of Non-Cumulative Preferred Stock redeemed by the Association shall be canceled and shall revert to authorized but unissued shares of Non-Cumulative Preferred Stock.

   2. Dividends.

   (a) General. The holders of Non-Cumulative Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, non-cumulative cash dividends at the annual rate of $83.75 per share, and no more, payable quarterly on the first days of December, March, June and September, respectively, in each year with respect to the quarterly dividend period (or portion thereof) ending on the day preceding such respective dividend payment date, to shareholders of record on the respective date, not exceeding fifty days preceding such dividend payment date, fixed for that purpose by the Board of Directors in advance of payment of each particular dividend. Notwithstanding the foregoing, the cash dividend to be paid on the first dividend payment date after the initial issuance of Non-Cumulative Preferred Stock and on any dividend payment date with respect to a partial dividend period shall be $83.75 per share multiplied by the fraction produced by dividing the number of days since such initial issuance or in such partial dividend period, as the case may be, by 360.

   (b) Non-cumulative Dividends. Dividends on the shares of Non-Cumulative Stock shall not be cumulative and no rights shall accrue to the holders of shares of Non-Cumulative Preferred Stock by reason of the fact that the Association may fail to declare or pay dividends on the shares of Non-Cumulative Preferred Stock in any amount in any quarterly dividend period, whether or not the earnings of the Association in any quarterly dividend period were sufficient to pay such dividends in whole or in part, and the Association shall have no obligation at any time to pay any such dividend.

   (c) Payment of Dividends. So long as any share of Non-Cumulative Preferred Stock remains outstanding, no dividend whatsoever shall be paid or declared and no distribution made on any junior stock other than a dividend payable in junior stock, and no shares of junior stock shall be purchased, redeemed or otherwise acquired for consideration by the Association, directly or indirectly (other than as a result of a reclassification of junior stock, or the exchange or conversion of one junior stock for or into another junior stock, or other than through the use of the proceeds of a substantially contemporaneous sale of other junior stock), unless all dividends on all shares of Non-Cumulative Preferred Stock and non-cumulative Preferred Stock ranking on a parity as to dividends with the shares of Non-Cumulative Preferred Stock for the most recent dividend period ended prior to the date of such payment or declaration shall have been paid in full and all dividends on all shares of cumulative Preferred Stock ranking on a parity as to dividends with the shares of Non-Cumulative Stock (notwithstanding that dividends on such stock are cumulative) for all past dividend periods shall have been paid in full. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any junior stock from time to time out of any funds legally available therefor, and the Non-Cumulative Preferred Stock shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise. No dividends shall be paid or declared upon any shares of any class or series of stock of the Association ranking on a parity (whether dividends on such stock are cumulative or non-cumulative) with the Non-Cumulative Preferred Stock in the payment of dividends for any period unless at or prior to the time of such payment or declaration all dividends payable on the Non-Cumulative Preferred Stock for the most recent dividend period ended prior to the date of such payment or declaration shall have been paid in full. When dividends are not paid in full, as aforesaid, upon the Non-Cumulative Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends (whether dividends on such stock are cumulative or non-cumulative) with the Non-Cumulative Preferred Stock, all dividends declared upon the Non-Cumulative Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Non-Cumulative Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Non-Cumulative Preferred Stock and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Non-Cumulative Preferred Stock (but without any accumulation in respect of any unpaid dividends for prior dividend periods on the shares of Non-Cumulative Stock) and such other Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Non-Cumulative Preferred Stock which may be in arrears.

   3. Voting. The holders of Non-Cumulative Preferred Stock shall not have any right to vote for the election of directors or for any other purpose.

   4. Redemption.

   (a) Optional Redemption. The Association, at the option of the Board of Directors, may redeem the whole or any part of the shares of Non-Cumulative Preferred Stock at the time outstanding, at any time or from time to time after the fifth anniversary of the date of original issuance of the Non-Cumulative Preferred Stock, upon notice given as hereinafter specified, at the redemption price per share equal to $1,000 plus an amount equal to the amount of accrued and unpaid dividends from the immediately preceding dividend payment date (but without any accumulation for unpaid dividends for prior dividend periods on the shares of Non-Cumulative Preferred Stock) to the redemption date.
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   (b)  Procedures.  Notice of every  redemption  of  shares  of  Non-Cumulative
Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses as they shall appear on the books of the Association. Such mailing shall be at least 10 days and not more than 60 days prior to the date fixed for redemption. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the shareholder receives such notice, and failure duly to give such notice by mail, or any defect in such notice, to any holder of shares of Non-Cumulative Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Non-Cumulative Preferred Stock.

   In case of redemption of a part only of the shares of Non-Cumulative Preferred Stock at the time outstanding the redemption may be either pro rata or by lot or by such other means as the Board of Directors of the Association in its discretion shall determine. The Board of Directors shall have full power and authority, subject to the provisions herein contained, to prescribe the terms and conditions upon which shares of the Non-Cumulative Preferred Stock shall be redeemed from time to time.

   If notice of redemption shall have been duly given, and, if on or before the redemption date specified therein, all funds necessary for such redemption shall have been set aside by the Association, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding on and after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on redemption thereof, without interest.

   If such notice of redemption shall have been duly given or if the Association shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give such notice, and, if on or before the redemption date specified therein, the funds necessary for such redemption shall have been deposited by the Association with such bank or trust company in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, all shares so called for redemption shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and terminate, except only the right of the holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest. The aforesaid bank or trust company shall be organized and in good standing under the laws of the United States of America or any state thereof, shall have capital, surplus and undivided profits aggregating at least $50,000,000 according to its last published statement of condition, and shall be identified in the notice of redemption. Any interest accrued on such funds shall be paid to the Association from time to time. In case fewer than all the shares of Non-Cumulative Preferred Stock represented by a stock certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

   Any funds so set aside or deposited, as the case may be, and unclaimed at the end of the relevant escheat period under applicable state law from such redemption date shall, to the extent permitted by law, be released or repaid to the Association, after which repayment the holders of the shares so called for redemption shall look only to the Association for payment thereof.

   5.  Liquidation.

   (a) Liquidation Preference. In the event of any voluntary liquidation, dissolution or winding up of the affairs of the Association, the holders of Non-Cumulative Preferred Stock shall be entitled, before any distribution or payment is made to the holders of any junior stock, to be paid in full an amount per share equal to an amount equal to $1,000 plus an amount equal to the amount of accrued and unpaid dividends per share from the immediately preceding dividend payment date (but without any accumulation for unpaid dividends for prior dividend periods on the shares of Non-Cumulative Preferred Stock) per share to such distribution or payment date (the "liquidation amount").

   In the event of any involuntary liquidation, dissolution or winding up of the affairs of the Association, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of Non-Cumulative Preferred Stock shall be entitled to be paid in full an amount per share equal to the liquidation amount.

   If such payment shall have been made in full to all holders of shares of Non-Cumulative Preferred Stock, the remaining assets of the Association shall be distributed among the holders of junior stock, according to their respective rights and preferences and in each case according to their respective numbers of shares.

   (b) Insufficient Assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Association are insufficient to pay such liquidation amount on all outstanding shares of Non-Cumulative Preferred Stock, then the holders of Non-Cumulative Preferred Stock shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled.

   (c) Interpretation. For the purposes of this paragraph 5, the consolidation or merger of the Association with any other corporation or association shall not be deemed to constitute a liquidation, dissolution or winding up of the Association.

   6. Preemptive Rights. The Non-Cumulative Preferred Stock is not entitled to any preemptive, subscription, conversion or exchange rights in respect of any securities of the Association.

   7. Definitions. As used herein with respect to the Non-Cumulative Preferred Stock, the following terms shall have the following meanings:

      (a) The term "junior stock" shall mean the Common Stock and any other class or series of shares of the Association hereafter authorized over which the Non-Cumulative Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Association.

      (b) The term "accrued dividends", with respect to any share of any class or series, shall mean an amount computed at the annual dividend rate for the class or series of which the particular share is a part, from, if such share is cumulative, the date on which dividends on such share became cumulative to and including the date to which such dividends are to be accrued, less the aggregate amount of all dividends theretofore paid thereon and, if such share is non-cumulative, the relevant date designated to and including the date to which such dividends are accrued, less the aggregate amount of all dividends theretofore paid with respect to such period.

      (c) The term "Preferred Stock" shall mean all outstanding shares of all series of preferred stock of the Association as defined in this Article Fifth of the Articles of Association, as amended, of the Association.

   8. Restriction on Transfer. No shares of Non-Cumulative Preferred Stock, or any interest therein, may be sold, pledged, transferred or otherwise disposed of without the prior written consent of the Association. The foregoing restriction shall be stated on any certificate for any shares of Non-Cumulative Preferred Stock.

   9. Additional Rights. The shares of Non-Cumulative Preferred Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth herein.

   SIXTH. The Board of Directors shall appoint one of its members President of this Association, who shall be Chairperson of the Board, unless the Board appoints another director to be the Chairperson. The Board of Directors shall have the power to appoint one or more Vice Chairmen and Vice Presidents and such other officers and employees as may be required to transact the business of this Association.

   The Board of Directors shall have the power to define the duties of the officers and employees of the Association; to fix the salaries to be paid to them; to dismiss them; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the Association shall be made; to manage and administer the business and affairs of the Association; to make all By-laws that it may be lawful for them to make; and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.

   SEVENTH. The Board of Directors shall have the power to change the location of the main office to any other place permitted by law, but subject to the approval of the Comptroller of the Currency; and shall have the power to establish or change the location of any branch or branches of the Association to any other location, without the approval of the shareholders, but subject to the approval of the Comptroller of the Currency.

   EIGHTH. The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

   NINTH. The Board of Directors of this Association, or any one or more shareholders owning, in the aggregate, not less than 25 percent of the stock of this Association, may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten days prior to the date of such meeting, to each shareholder of record at his address as shown upon the books of this Association.

   TENTH. (A) Indemnification of Directors

   The Association shall, to the fullest extent permitted by applicable banking, corporate and other law and regulation, indemnify any person who is or was a director of the Association from and against any and all expenses, liabilities or other losses arising in connection with any action, suit, appeal or other proceeding, by reason of the fact that such person is or was serving as a director of the Association and may, to the fullest extent permitted by applicable banking, corporate and other law and regulation, advance monies to such persons for expenses incurred in defending any such action, suit, appeal or other proceeding on such terms as the Association's Board of Directors shall determine and as are required by applicable banking, corporate and other law or regulation or interpretation by the applicable banking regulators. The Association may purchase insurance for the purpose of indemnifying such persons and/or reimbursing the Association upon payment of indemnification to such persons to the extent that indemnification is authorized by the preceding sentences, except that insurance coverage and corporate indemnification shall not be available in connection with a formal order by a court or judicial or governmental body assessing civil money penalties against such person or in the event that such coverage or indemnification would be prohibited by applicable banking, corporate and other law or regulation.

   (B) Indemnification of Officers, Employees and Agents.

   The Association shall indemnify any person who is or was an officer, employee or agent of the Association or who is or was a director, general partner, trustee or principal of another entity serving as such at the request of the Association from and against any and all expenses, liabilities or other losses arising in connection with any action, suit, appeal or other proceeding, by reason of the fact that such person is or was serving as an officer, employee or agent of the Association or as a director of another entity at the request of the Association, to the extent authorized by the corporate policy of the Association, as adopted and modified from time to time by the shareholders of the Association, except to the extent that such indemnification would be prohibited by applicable banking, corporate and other law or regulation. The Association may advance monies to such persons for expenses incurred in defending any such action, suit, appeal or other proceeding in accordance with the corporate policy of the Association, as adopted and modified from time to time by the shareholders of the Association, under such terms and procedures as are required by applicable banking, corporate and other law or regulation or interpretation by the applicable banking regulators, except to the extent that such advancement would be prohibited by applicable banking, corporate and other law or regulation. The Association may purchase insurance for the purpose of indemnifying such persons and/or reimbursing the Association upon pay ment of indemnification to such person to the extent that indemnification is authorized by the preceding sentence, except that insurance coverage and corporate indemnification shall not be available in connection with a formal order by a court or judicial or governmental body assessing civil money penalties against such person or in the event that such coverage or indemnification would be prohibited by applicable banking, corporate and other law or regulation.

   ELEVENTH. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.